Exhibit (a)(23)

                        SCUDDER INTERNATIONAL FUND, INC.
                              ARTICLES OF AMENDMENT
             CHANGING NAME OF CLASS PURSUANT TO SECTION 2-605(A)(2)

         Scudder International Fund, Inc., a Maryland corporation (which is hereinafter called the "Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Charter of the Corporation is hereby amended to provide that the 50,000,000 shares of authorized capital stock of the Corporation currently designated as "Class I shares" class of the "International Fund" series of the Corporation's capital stock is hereby changed to and redesignated as the "Institutional Class shares" class of the "International Fund" series.

         SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption of the class of capital stock redesignated pursuant to Article FIRST above are not changed by these Articles of Amendment.

         THIRD: A majority of the entire Board of Directors of the Corporation adopted resolutions approving the amendment to the Charter of the Corporation as described above. The amendment is limited to a change expressly authorized by
Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

         FOURTH: These Articles of Amendment shall become effective on August 16, 2004 at 12:00 a.m. EST.

         IN WITNESS WHEREOF, Scudder International Fund, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its President on this 13th day of August, 2004; and its Vice President acknowledges that these Articles of Amendment are the act of Scudder International Fund, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.


ATTEST                                     SCUDDER INTERNATIONAL FUND, INC.



/s/Brenda Lyons                            /s/John Millette
-----------------------------              -----------------------------
Brenda Lyons                               John Millette
President                                  Vice President